Exhibit 99.1

Noble Corporation plc Devonshire House 1 Mayfair Place London W1J 8AJ England

PRESS RELEASE

NOBLE CORPORATION PLC REPORTS FIRST QUARTER 2014 RESULTS

NEW RIG ADDITIONS DRIVE IMPROVED MARGINS

London, England, April 16, 2014 – Noble Corporation plc (NYSE: NE) today reported first quarter 2014 net income of $256 million, or $0.99 per diluted share, compared to $174 million, or $0.68 per diluted share, for the fourth quarter 2013. Results for the fourth quarter of 2013 included an after-tax charge of $36 million, or $0.14 per diluted share, relating to an asset impairment. Excluding the impairment charge, net income for the fourth quarter would have totaled $210 million, or $0.82 per diluted share. For the first quarter of 2013, net income totaled $150 million, or $0.59 per diluted share. Revenues for the first quarter of 2014 were $1.3 billion compared to $1.2 billion in the fourth quarter of 2013 and $971 million in the first quarter of 2013.

David W. Williams, Chairman, President and Chief Executive Officer of Noble Corporation plc noted, “Our contract drilling margin improved to 54 percent in the first quarter, up from 50 percent in the fourth quarter of 2013, as new rig additions contributed to a 7 percent increase in revenues while contract drilling costs were essentially flat in the quarter. In addition, a reduction in operating downtime to 4.5 percent and higher bonus revenue further supported the increase in quarterly revenues.

“Following shipyard deliveries in 2013 of three ultra-deepwater drillships and two high-specification jackups, we began 2014 with the delivery of two additional jackups, the Noble Houston Colbert and Noble Sam Turner. Both rigs are preparing to commence their initial operations offshore Argentina and the Danish sector of the North Sea, respectively. By the end of 2014, we expect to have taken delivery from shipyards of our final two ultra-deepwater drillships and two of our final three high-specification jackups, largely concluding our current rig construction program. These fleet additions should provide significant contributions to future financial results as our fleet mix continues to shift toward a premium weighting.”

Contract drilling services revenues for the first quarter of 2014 reached $1.2 billion, a 7 percent improvement from $1.1 billion in the fourth quarter of 2013. The increase was due primarily to full or partial contributions in the quarter from several of the Company’s new rigs. Also, fleet operating days increased as a result of a reduction in shipyard days. Average daily revenues improved 5 percent in the first quarter to $223,600 compared to the previous quarter average of $212,000, reflecting the addition of premium assets, while fleet utilization rose to 84 percent in the first quarter compared to 82 percent in the fourth quarter of 2013. Contract drilling operating costs increased marginally in the first quarter to $561 million compared to $560 million in the fourth quarter of 2013. Higher costs associated with adding newbuild rigs to the fleet were almost entirely offset by a reduction in mobilization and repair and maintenance costs.

MORE

Net cash from operating activities was $506 million in the first quarter of 2014 as compared to $541 million for the fourth quarter of 2013. Capital expenditures in the first quarter of 2014 totaled $517 million, including $326 million related to the Company’s fleet expansion program. As of March 31, 2014, approximately $1.6 billion in capital expenditures was required to complete the remaining five projects in the Company’s newbuild program, comprised of two ultra-deepwater drillships and three high-specification jackups.

Debt as a percentage of total capitalization at March 31, 2014 was 38 percent, unchanged from December 31, 2013, while liquidity, defined as cash and cash equivalents plus availability under revolving credit facilities, totaled $1.03 billion compared to $1.45 billion at December 31, 2013. The decrease in liquidity primarily relates to the maturity in March of our $250 million 7.375 percent senior notes, which were paid off with the proceeds of commercial paper issuance, combined with capital expenditures to meet newbuild deliveries.

Operating Highlights

The Company’s total contract backlog at March 31, 2014 was an estimated $14.3 billion compared to $15.4 billion at December 31, 2013, reflecting a reduced pace of customer activity in early 2014.

Utilization of the Company’s floating rig fleet (semisubmersibles and drillships) improved to 85 percent in the first quarter of 2014 from 84 percent in the fourth quarter of 2013. Excluding the impact of two cold stacked rigs, utilization would have been 92 percent in the first quarter of 2014 and 91 percent in the fourth quarter of 2013. The improvement in utilization was due to a full quarter of operations on the newbuild ultra-deepwater drillship Noble Bob Douglas, which was operating offshore New Zealand, and on the drillship Noble Roger Eason, operating offshore Brazil. The Eason completed a shipyard program in the fourth quarter of 2013. Partially offsetting the utilization improvement was increased idle time on the semisubmersible Noble Homer Ferrington following the completion of a drilling program in the Eastern Mediterranean in early January 2014. Average daily revenues in the floating rig fleet were $393,300 in the first quarter of 2014, or an improvement of approximately 4 percent compared to $378,400 in the fourth quarter of 2013.

First quarter 2014 utilization of the Company’s jackup rig fleet was 86 percent, consistent with the fourth quarter of 2013. Fewer operating days on certain rigs in Mexico and West Africa were offset by a full quarter of operations from the newbuild jackup Noble Mick O’Brien, which began operations in the Middle East in the fourth quarter of 2013, and the newbuild jackup Noble Regina Allen, which commenced operations in the first quarter of 2014 in the North Sea. Average daily revenues during the first quarter improved to $125,000 from $115,700 during the fourth quarter of 2013.

At the end of the first quarter of 2014, 74 percent of the Company’s available rig operating days for both our floater and jackup units were committed for the remainder of 2014. For 2015, an estimated 47 percent of the available rig operating days were committed, including 62 percent and 39 percent of the floating and jackup rig days, respectively. The calculations for committed operating days include available days for two floaters and one jackup, all of which are currently cold stacked.

Outlook

While addressing the current offshore environment and Noble’s enhanced positioning, Williams stated, “We continue to believe the more guarded exploration and production spending pattern shown by some operators during early 2014 is temporary and that contract visibility, especially in the floating rig segment, is likely to improve as we progress further into 2014 and 2015.

“Despite the current market dynamics, Noble is well positioned with limited near-term fleet exposure, a large revenue backlog, strong client relationships, well-timed premium rig additions with attractive contracts, a rapidly declining capital expenditure commitment and successful implementation of new operating systems and procedures that are driving improved financial performance. We continue to anticipate improving free cash flow in 2015 despite current industry developments. We believe the offshore drilling business remains fundamentally sound over the long-term and Noble is better positioned to address the opportunities expected with the next cyclical upturn with a more versatile and focused fleet run by skilled and highly competent crews.”

About Noble Corporation

Noble is a leading offshore drilling contractor for the oil and gas industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 77 offshore drilling units (including two ultra-deepwater drillships and three high-specification jackup drilling rigs currently under construction), located worldwide, including in the U.S. Gulf of Mexico and Alaska, Mexico, Brazil, the North Sea, the Mediterranean, West Africa, the Middle East, India, Malaysia and Australia. Noble’s shares are traded on the New York Stock Exchange under the symbol “NE.” Noble Corporation plc is a public limited company registered in England and Wales with company number 08354954 and registered office at Devonshire House, 1 Mayfair Place, London, W1J 8AJ England. Additional information on Noble Corporation is available on the Company’s Web site at http://www.noblecorp.com.

Statements regarding contract backlog, earnings, costs, revenue, rig demand, fleet condition or performance, shareholder value, timing of delivery of newbuilds, contract commitments, dayrates, contract commencements, contract extensions or renewals, letters of intent or award, industry fundamentals, customer relationships and requirements, strategic initiatives, future performance, growth opportunities, market outlook, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with operations outside of the U.S., actions by regulatory authorities, customers and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, delays in the construction of newbuilds, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, hurricanes and other weather conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Conference Call

Noble also has scheduled a conference call and webcast related to its first quarter 2014 results on Thursday, April 17, 2014, at 8:00 a.m. U.S. Central Daylight Time. Interested parties are invited to listen to the call by dialing 1-866-461-7129, or internationally 1-706-679-3084, using access code: 88240453, or by asking for the Noble Corporation conference call. Interested parties may also listen over the Internet through a link posted in the Investor Relations section of the Company’s Web site.

A replay of the conference call will be available on Thursday, April 17, 2014, beginning at 12:00 p.m. U.S. Central Daylight Time, through Thursday, May 1, 2014, ending at 11:00 p.m. U.S. Central Daylight Time. The phone number for the conference call replay is 1-855-859-2056 or, for calls from outside of the U.S., 1-404-537-3406, using access code: 88240453. The replay will also be available on the Company’s Web site following the end of the live call.

For additional information, contact:

For Investors:	Jeffrey L. Chastain,
Vice President – Investor Relations and Corporate Communications,
Noble Drilling Services Inc., 281-276-6383

For Media:	John S. Breed,
Director of Investor Relations and Corporate Communications,
Noble Drilling Services Inc., 281-276-6729

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Operating revenues
Contract drilling services	$1,206,304	$928,737
Reimbursables	36,653	21,174
Labor contract drilling services	8,212	21,054
Other	1	10

	1,251,170	970,975

Operating costs and expenses
Contract drilling services	561,131	480,126
Reimbursables	30,606	14,922
Labor contract drilling services	6,226	12,249
Depreciation and amortization	245,905	206,156
General and administrative	25,637	25,569
Non-recurring spin-off related costs	12,405	3,962
Gain on contract extinguishment	—	(1,800)

	881,910	741,184

Operating income	369,260	229,791
Other income (expense)
Interest expense, net of amount capitalized	(40,392)	(27,301)
Interest income and other, net	(1,190)	(425)

Income before income taxes	327,678	202,065
Income tax provision	(54,436)	(34,352)

Net income	273,242	167,713
Net income attributable to noncontrolling interests	(16,916)	(17,653)

Net income attributable to Noble Corporation	$256,326	$150,060

Net income per share
Basic	$0.99	$0.59
Diluted	$0.99	$0.59

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31,	December 31,
	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$114,735	$114,458
Accounts receivable	877,127	949,069
Prepaid expenses and other current assets	379,674	327,408

Total current assets	1,371,536	1,390,935

Property and equipment, at cost	19,691,578	19,198,767
Accumulated depreciation	(4,866,009)	(4,640,677)

Property and equipment, net	14,825,569	14,558,090

Other assets	247,392	268,932

Total assets	$16,444,497	$16,217,957

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$323,593	$347,214
Accrued payroll and related costs	117,153	151,161
Dividend payable	96,869	128,249
Other current liabilities	389,189	425,291

Total current liabilities	926,804	1,051,915

Long-term debt	5,728,782	5,556,251
Deferred income taxes	221,380	225,455
Other liabilities	317,108	334,308

Total liabilities	7,194,074	7,167,929

Commitments and contingencies
Equity
Total shareholders’ equity	8,525,757	8,322,583
Noncontrolling interests	724,666	727,445

Total equity	9,250,423	9,050,028

Total liabilities and equity	$16,444,497	$16,217,957

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Cash flows from operating activities
Net income	$273,242	$167,713
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	245,905	206,156
Other changes in operating activities	(13,351)	(171,317)

Net cash from operating activities	505,796	202,552

Cash flows from investing activities
New construction	(326,197)	(137,893)
Other capital expenditures	(177,233)	(204,222)
Capitalized interest	(13,853)	(29,875)
Other investing activities	(43,505)	(66,312)

Net cash from investing activities	(560,788)	(438,302)

Cash flows from financing activities
Net change in borrowings outstanding on bank credit facilities	422,402	209,680
Dividend payments	(96,840)	(33,335)
Repayment of long-term debt	(250,000)	—
Other financing activities	(20,293)	(8,159)

Net cash from financing activities	55,269	168,186

Net change in cash and cash equivalents	277	(67,564)
Cash and cash equivalents, beginning of period	114,458	282,092

Cash and cash equivalents, end of period	$114,735	$214,528

NOBLE CORPORATION PLC AND SUBSIDIARIES

FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT

(In thousands, except operating statistics)

(Unaudited)

	Three Months Ended March 31,						Three Months Ended December 31,
	2014			2013			2013
	Contract			Contract			Contract
	Drilling			Drilling			Drilling
	Services	Other	Total	Services	Other	Total	Services	Other	Total
Operating revenues
Contract drilling services	$1,206,304	$—	$1,206,304	$928,737	$—	$928,737	$1,124,760	$—	$1,124,760
Reimbursables	36,133	520	36,653	20,711	463	21,174	31,520	1,678	33,198
Labor contract drilling services	—	8,212	8,212	—	21,054	21,054	—	9,091	9,091
Other	1	—	1	10	—	10	—	—	—

	$1,242,438	$8,732	$1,251,170	$949,458	$21,517	$970,975	$1,156,280	$10,769	$1,167,049

Operating costs and expenses
Contract drilling services	$561,131	$—	$561,131	$480,126	$—	$480,126	$560,259	$—	$560,259
Reimbursables	30,118	488	30,606	14,469	453	14,922	23,329	925	24,254
Labor contract drilling services	—	6,226	6,226	—	12,249	12,249	—	6,879	6,879
Depreciation and amortization	241,574	4,331	245,905	202,619	3,537	206,156	233,730	3,236	236,966
General and administrative	25,428	209	25,637	25,057	512	25,569	31,553	249	31,802
Non-recurring spin-off related costs	320	12,085	12,405	—	3,962	3,962	—	7,260	7,260
Loss on impairment	—	—	—	—	—	—	40,103	—	40,103
Gain on contract extinguishment	—	—	—	(1,800)	—	(1,800)	—	—	—

	$858,571	$23,339	$881,910	$720,471	$20,713	$741,184	$888,974	$18,549	$907,523

Operating income	$383,867	$(14,607)	$369,260	$228,987	$804	$229,791	$267,306	$(7,780)	$259,526

Operating statistics
Jackups:
Average Rig Utilization	86%			93%			86%
Operating Days	3,413			3,598			3,360
Average Dayrate	$124,962			$105,559			$115,749

Semisubmersibles:
Average Rig Utilization	79%			84%			84%
Operating Days	993			1,053			1,076
Average Dayrate	$392,620			$321,037			$402,358

Drillships:
Average Rig Utilization	92%			83%			85%
Operating Days	990			669			869
Average Dayrate	$393,892			$315,216			$348,702

FPSO/Submersibles:
Average Rig Utilization	0%			0%			0%
Operating Days	—			—			—
Average Dayrate	$—			$—			$—

Total:
Average Rig Utilization	84%			86%			82%
Operating Days	5,396			5,320			5,305
Average Dayrate	$223,559			$174,578			$212,019

NOBLE CORPORATION PLC AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED NET INCOME PER SHARE

(In thousands, except per share amounts)

(Unaudited)

The following table sets forth the computation of basic and diluted net income per share:

	Three months ended
	March 31,
	2014	2013
Allocation of net income
Basic
Net income attributable to Noble Corporation	$256,326	$150,060
Earnings allocated to unvested share-based payment awards	(4,274)	(1,667)

Net income to common shareholders - basic	$252,052	$148,393

Diluted
Net income attributable to Noble Corporation	$256,326	$150,060
Earnings allocated to unvested share-based payment awards	(4,272)	(1,664)

Net income to common shareholders - diluted	$252,054	$148,396

Weighted average number of shares outstanding - basic	253,940	253,073
Incremental shares issuable from assumed exercise of stock options	135	268

Weighted average number of shares outstanding - diluted	254,075	253,341

Weighted average unvested share-based payment awards	4,188	2,844

Earnings per share
Basic	$0.99	$0.59
Diluted	$0.99	$0.59